UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported by NewCardio, Inc. (the “Company”), in its current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2009,  the Company entered into a $3 million credit line arrangement (the “Credit Line”), on July 30, 2009, pursuant to a Securities Purchase Agreement (the “SPA”), pursuant to which purchasers purchased 12% Secured Revolving Debentures Due March 31, 2011(the “Debentures”) and, in connection therewith, (x) were issued 750,000 five year common stock purchase warrants with an exercise price of $0.01 per share, and (y) will be issued upon each draw down under the Credit Line, for each $1.00 advanced under the Credit Line, additional five year common stock purchase warrants exercisable at a price equal to 100% of the average VWAPs for the prior five trading days (the “Draw Down Warrants”). The SPA and the Debentures were amended on December 30, 2009, to extend for two months the period during which advances are available under the credit line and its maturity date to May 2011.  The Draw Down Warrants have full-ratchet price protection with respect to future Draw Down Warrants issued under the Credit Line and future issuances of equity securities by the Company (subject to certain specific exceptions) (collectively referred to as “Anti-Dilution Protection”).  The warrants also have cashless exercise provisions and are subject to forced cashless exercise in the event that the Company’s common stock is trading at three times the VWAP for the 20 trading days prior to issuance of the warrants.  All interest under the Debentures accrues and is payable upon maturity.  Forms of the warrants and the debenture are exhibits to the SPA filed as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on July 30, 2009.

Effective as of May 3, 2010, the Company agreed to accept the proposed amendment of the Credit Line, approved by pursuant to the provisions of the SPA by the holder of at least a majority in interest of the securities issued under the SPA and presently outstanding (the “Holder”), that eliminates the Anti-Dilution protections in the SPA and Draw Down Warrants in the event that the Company is approved for listing on the NASDAQ or NYSE AMEX exchange. In consideration for the approval of amendment by the Holder, the Company agreed to amend the Credit Line in the event that the Company is approved for listing on the NASDAQ or NYSE AMEX exchange, to provide that, except for certain “exempt issuances” future issuances of the Company’s securities would require the approval of the holder of at least a majority in interest of the securities issued under the SPA.

A copy of the amendment is filed herewith as Exhibit 10.1.

Separately, in accordance with Section 3(g) of the Draw Down Warrants, the Board of Directors approved a reduction in the exercise price per share under the outstanding Draw Down Warrants to the price per share for registered shares sold under an effective Form S-1 (as originally filed with the SEC on May 3, 2010).

Item 3.02 Unregistered Sales of Equity Securities

Item 8.01 Other Events.

In connection with the exercise of J warrants in December 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on December 3, 2008), the Company agreed to re-acquire 1,896 shares of Series B Preferred Stock (“Put Option’) for a sum of $800,280, allowing the Company to reacquire these shares for a net value of approximately $0.42 per share. This Put, as amended, was at the holder’s option for 30 days after June 30, 2010, under certain circumstances as defined in the Put Option.  On April 29, 2010, the Company received a notice from the holder of the Put Option, converting 300 shares of its Series B Preferred Stock. The conversion of these 300 shares, together with earlier conversions of it Series B Preferred Stock effectively terminated the Put Option as the holder of the Put Option no longer has sufficient shares to exercise the Put Option.

Item 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

10.1	Amendment to $3 million Credit Line

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: May 7, 2010	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer